Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated July 24, 2018 (except Note 32.b, as to which the date is October 14, 2018), with respect to the consolidated financial statements of DLP Payments Holdings Ltd. included in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-227634) and related Prospectus of StoneCo Ltd. for the registration of its Class A common shares.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

São Paulo, Brazil

October 25, 2018